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                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                            NEWPARK RESOURCES, INC.

     MATTHEW W. HARDEY AND EDAH KEATING hereby certify that:

     1. They are the Chief Financial Officer and Secretary, respectively, of NEWPARK RESOURCES, INC., a Delaware corporation (the "Corporation").

     2. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on June 3, 1988, and filed a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State on July 6, 1995 (as amended, the "Certificate of Incorporation").

     3. Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

              "FOURTH: A. The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of which this corporation shall have authority to issue is Eighty-One Million (81,000,000), of which One Million (1,000,000) shares shall be Preferred Stock and Eighty Million (80,000,000) shares shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $.01 per share. Upon Amendment of this paragraph A, each issued share of the Common Stock of the corporation, including the shares of such Common Stock held by the corporation as treasury stock, if any, is hereby subdivided into two (2) shares of Common Stock, $.01 par value per share."

     4. The foregoing Certificate of Amendment of Certificate of Incorporation has been duly approved and adopted by the Board of Directors of the Corporation pursuant to Section 242 of the Delaware General Corporation Law and has been duly approved and adopted by the stockholders of the Corporation, pursuant to
Section 242 of the Delaware General Corporation Law, at the 1997 annual meeting of stockholders of the Corporation.

     5. The foregoing Certificate of Amendment of Restated Certificate of Incorporation shall become effective on May 30, 1997.



Dated:  May 20, 1997                        ____________________________________
                                            MATTHEW W. HARDEY,
                                            Chief Financial Officer


                                            ____________________________________
                                            EDAH KEATING,
                                            Secretary